Filed Pursuant to Rule 424(b)(5)
Registration No. 333-251079

Supplement dated August 8, 2023

To prospectus supplement dated November 4, 2022

(To prospectus dated December 11, 2020)

Postal Realty Trust, Inc.

Up to $150,000,000

Class A Common Stock

We have entered into an amendment, dated August 8, 2023, to the separate open market sale agreements (the “sale agreements”, as amended), dated November 4, 2022, with each of Jefferies LLC (“Jefferies”), Stifel, Nicolaus & Company, Incorporated, BMO Capital Markets Corp. (“BMO”), Janney Montgomery Scott LLC and Truist Securities, Inc. (“Truist”), as sales agents, each of Jefferies, Bank of Montreal and Truist Bank, as forward purchasers, and each of Jefferies, BMO and Truist, as forward sellers, relating to the offer and sale of shares of our Class A common stock, $0.01 par value (“Class A common stock”), under this supplement (the “Supplement”), which supplements the prospectus supplement, dated November 4, 2022 (the “Prospectus Supplement”). Sales of our Class A common stock, if any, under this Supplement and the Prospectus Supplement will be made in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended. This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

This Supplement is being filed to reflect the amendment of the sale agreements to increase the aggregate offering amount of the Company’s Class A common stock by $100,000,000. Accordingly, each reference to “$50,000,000” in the Prospectus Supplement is hereby amended to be “$150,000,000.” As of the date of this Supplement, we have issued 2,158,060 shares of Class A common stock through the sales agreements for gross proceeds of approximately $32.7 million, leaving a remaining aggregate offering amount of $117.3 million available for sale under the sales agreements.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “PSTL.” The last reported sale price of our Class A common stock on the NYSE on August 7, 2023 was $14.77 per share.

Certain legal matters will be passed upon for us by Hunton Andrews Kurth LLP. Venable LLP will pass upon the validity of the shares of Class A common stock offered hereby and certain other matters of Maryland law. The sales agents, forward purchasers and the forward sellers are being represented in connection with this offering by Morrison & Foerster LLP.

Jefferies		BMO Capital Markets
Janney Montgomery Scott	Stifel	Truist Securities

The date of this prospectus supplement is August 8, 2023